Exhibit 4.6

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Fourth Amended and Restated Investor Rights Agreement (this “Agreement”) is entered into as of the 20th day of November, 2013 (the “Effective Date”), by and among Roka Bioscience, Inc., a Delaware corporation (the “Company”), the investors listed on Exhibit A attached hereto (referred to hereinafter as the “Investors” and each individually as an “Investor”), the stockholders listed on Exhibit B attached hereto (referred to hereinafter as the “Common Holders”), each other Person (as defined herein) who shall, subsequent to the date hereof, join in and become a party to this Agreement by executing and delivering to the Company an instrument of accession substantially in the form of Exhibit C attached hereto (an “Instrument of Accession”).

RECITALS

WHEREAS, in connection with the sale and issuance of shares of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Stock”), the Company, certain of the Investors and the Common Holders entered into an Investor Rights Agreement, dated as of September 10, 2009;

WHEREAS, in connection with the sale and issuance of shares of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Stock”), the Company, certain of the Investors and the Common Holders entered into an Amended and Restated Investor Rights Agreement, dated April 29, 2011;

WHEREAS, in connection with the sale and issuance of shares of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Stock”), the Company, certain of the Investors and Common Holders entered into that certain Second Amended and Restated Investor Rights Agreement, dated as of December 19, 2011;

WHEREAS, in connection with the sale and issuance of shares of the Company’s Series E Preferred Stock, par value $0.001 per share (the “Series E Stock”) pursuant to that certain Series E Preferred Stock and Warrant Purchase Agreement, dated as of June 13, 2013, the Company, certain of the Investors and Common Holders (the “Existing Holders”) entered into that certain Third Amended and Restated Investor Rights Agreement, dated as of June 13, 2013 (the “Existing Investor Rights Agreement”);

WHEREAS, the Company and certain of the Investors have entered into a Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, pursuant to which the Company desires to sell to such Investors and such Investors desire to purchase from the Company shares of the Company’s Series E Stock;

WHEREAS, the Company, the Investors and the Common Holders desire to amend and restate the Existing Investor Rights Agreement in its entirety in accordance with Section 5.2 thereof;

WHEREAS, the Existing Holders executing this Agreement are the holders of a sufficient number of shares of capital stock of the Company to amend and restate the Existing Investor Rights Agreement in its entirety in accordance with Section 5.2 thereof .

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in order to induce the Company, the Investors and the Common Holders to approve the issuance of the Series E Stock and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors, the Common Holders and the Company hereby agree that this Agreement shall govern the rights of the Investors and the Common Holders to cause the Company to register shares of Common Stock issuable or issued to them and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Existing Holders hereby agree that the Existing Investor Rights Agreement shall be amended and restated in its entirety by this Agreement, each of the Investors party to the Purchase Agreement hereby agrees to be bound by this Agreement, and each the parties hereto further agrees as follows:

SECTION I. GENERAL.

1.1 Definitions. Unless otherwise defined herein, as used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliate(s)” means any Person directly or indirectly controlling, controlled by or under common control with another Person.

(b) “Charter” means that certain Sixth Amended and Restated Certificate of Incorporation of Roka Bioscience, Inc. filed with the Secretary of State of the State of Delaware on November 20, 2013.

(c) “Common Stock” means the Series A Common Stock, $0.001 par value per share, of the Company and the Series B Common Stock, $0.001 par value per share, of the Company.

(d) “Equity Securities” means (i) any Common Stock, Preferred Stock or other capital stock of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other capital stock of the Company (including any option to purchase such a convertible security), (iii) any debt security or capitalized lease having an equity feature with respect to the Company, or (iv) any warrant, option or right to subscribe to or purchase any Common Stock, Preferred Stock or other capital stock of the Company.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Excluded Issuances” shall have the meaning as set forth in the Charter.

(g) “Form S-3” means such form under the Securities Act as in effect on the Effective Date or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(h) “Holder” means any person owning of record, or having the right to acquire, Registrable Securities or any assignee of record of such Registrable Securities in accordance with Section 2.9.

(i) “Initial Offering” means the Company’s first public offering of its Common Stock registered under the Securities Act.

(j) “Initiating Holders” means Holders of at least 51% of the Registrable Securities.

(k) “Person” means any individual, firm, company, corporation, unincorporated association, partnership, limited liability company, trust, syndicate, estate, joint venture or other entity, and shall include any successor (by merger or otherwise) of such entity.

(l) “Preferred B Directors” has the meaning set forth in the Charter.

(m) “Preferred D Director” has the meaning set forth in the Charter.

(n) “Preferred Stock” means, collectively, the Series B Stock, the Series C Stock, the Series D Stock and the Series E Stock.

(o) “Qualified IPO” means a firm commitment underwritten public offering of shares of Common Stock of the Company at a price to the public of at least $3.825 (adjusted for stock splits, stock dividends, recapitalizations and similar events, including such events to be effected in connection with such offering) resulting in aggregate proceeds to the Company (net of the underwriting discounts or commissions and offering expenses) of not less than $50,000,000.

(p) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(q) “Registrable Securities” means (i) Common Stock issuable or issued upon conversion of the Preferred Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock issued or issuable upon the exercise of warrants, provided, however, that the shares of Common Stock issued or issuable upon conversion of the Preferred Stock issued or issuable upon the exercise of Warrants shall only be Registrable Securities for purposes of Section 2.2), (ii) Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i), and (iii) Common Stock issuable or issued in respect of the shares described in clause (i) or clause (ii) by way of stock splits, dividends, stock combinations, recapitalizations and like occurrences. Notwithstanding the foregoing, Registrable Securities shall not include any securities (A) sold by a Person to the public either pursuant to a registration statement or Rule 144, (B) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned, or (C) that may be sold without restriction in compliance with Rule 144.

(r) “Registrable Securities then outstanding” shall be the number of shares of the Common Stock that are Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

(s) “Registration Expenses” means all expenses incurred by the Company in complying with Sections 2.1, 2.2 and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed $50,000 of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(t) “Rule 144” means Rule 144 of the rules and regulations promulgated under the Securities Act or any similar or analogous rule promulgated under the Securities Act.

(u) “SEC” means the Securities and Exchange Commission.

(v) “Securities Act” means the Securities Act of 1933, as amended.

(w) “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale, as well as fees and disbursements of legal counsel for the Holders in excess of $50,000.

(x) “Shares” means the Common Stock and Preferred Stock held by the Common Holders and the Investors and their permitted assigns.

(y) “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

(z) “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

(aa) “Voting Agreement” means the Fourth Amended and Restated Voting Agreement, dated as of the Effective Date.

(bb) “Warrants” means, collectively, (i) that certain warrant to purchase shares of Series E Stock to be issued in connection with that certain Loan and Security Agreement proposed to be entered into by and between the Company and Comerica Bank; and (b) that certain warrant to purchase shares of Series E Stock to be issued in connection with that certain Loan and Security Agreement proposed to be entered into by and between the Company and TriplePoint Capital LLC.

1.2 Other Defined Terms. Each of the following terms shall have the meanings ascribed to such terms in the section set forth opposite such term:

Section(s)
“Agreement”	Preamble
“Board”	2.1(c)(v)
“Common Holders”	Preamble
“Company”	Preamble
“Company Indemnified Party(ies)”	2.8(a)
“EDGAR”	2.5(c)
“Effective Date”	Preamble
“Existing Holders”	Recitals
“Existing Investor Rights Agreement”	Recitals
“Holder Indemnified Party(ies)”	2.8(b)
“Holder Violation”	2.8(b)
“Instrument of Accession”	Preamble
“Investor(s)”	Preamble
“Losses”	2.8(a)
“Nonpurchasing Investor”	4.2(c)
“Piggyback Notice”	2.2
“Piggyback Registration”	2.2
“Plan”	3.1(b)
“Purchase Agreement”	Recitals
“Purchasing Investor”	4.2(c)

“Series B Stock”	Recitals
“Series C Stock”	Recitals
“Series D Stock”	Recitals
“Series E Stock”	Recitals
“Suspension Period”	2.5(a)
“Unpurchased Shares”	4.2(c)
“Violation”	2.8(a)

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Demand Registration.

(a) Subject to the conditions of this Section 2.1, if the Company shall receive a written request from Initiating Holders that the Company file a registration statement under the Securities Act covering the registration of the Registrable Securities resulting in net offering proceeds of at least $30,000,000, then the Company will (x) promptly give written notice of the requested registration to all Holders and (y) prepare and file a registration statement and otherwise use its best efforts to cause such shares, and all Registrable Securities of any Holder or Holders joining in such registration pursuant to a written request delivered to the Company within 30 days after receipt by such Holder or Holders of initial written notice from the Company, to be registered under the Securities Act within 90 days of the request.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then the Initiating Holders shall so advise the Company as a part of their written request made pursuant to this Section 2.1 or any request pursuant to Section 2.3, and the Company shall include such information in the written notice referred to in Section 2.1(a) or Section 2.3(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company shall (together with all Holders proposing to distribute their Registrable Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 2.1 or Section 2.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), or in such other proportions as mutually agreed to by such selling Holders; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.1:

(i) prior to the earlier of December 31, 2014 or six months after the Initial Offering;

(ii) after the Company has effected three registrations pursuant to this Section 2.1 and either (A) all such registrations have been declared or ordered effective or (B) the request for such registration statement has been subsequently withdrawn by the Initiating Holders and the Initiating Holders have not paid the Registration Expenses of such withdrawn registration;

(iii) during the period starting with the date of filing of, and ending on the date 180 days following, the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable efforts to cause the registration statement for the Initial Offering to become effective;

(iv) if within 30 days of receipt of a written request from Initiating Holders pursuant to Section 2.1(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within 90 days;

(v) if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 2.1, a certificate signed by the Chairman of the Board of Directors of the Company (the “Board”) stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any 12 month period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3 below; or

(vii) if the Company has, within the six month period preceding the date of such request, already effected a demand registration for the Holders pursuant to this Section 2.1 and such registration has been declared or ordered effective.

2.2 Piggyback Registrations. The Company shall notify in writing (the “Piggyback Notice”) all Holders of Registrable Securities at least 20 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) (a

“Piggyback Registration”) and will afford each such Holder a reasonable opportunity to include in such registration statement all or part of such Registrable Securities requested to be registered by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within 15 days after receipt of the Piggyback Notice, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities requested to be registered by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a Piggyback Registration relates to an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to have its Registrable Securities included in such Piggyback Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting (together with the Company) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter or underwriters of a Piggyback Registration or a registration on Form S-3 made pursuant to Section 2.3 below determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated as follows: (i) first, to the securities the Company proposes to sell; (ii) second, to the Registrable Securities requested to be included in such registration by the Holders seeking registration under this Section 2.2 on a pro rata basis based on the total number of Registrable Securities held by such Holders; (iii) third, to the Registrable Securities held by Holders other than Holders who requested that their Registrable Securities be included in such registration under this Section 2.2, pro rata based on the total number of Registrable Securities held by such Holders; and (iv) fourth, to the securities of any other stockholder of the Company (other than a Holder) on a pro rata basis, or in such other proportions as mutually agreed to by such selling Holders; provided, however, that in no event shall the amount of securities of the participating Holders included in the Piggyback Registration be reduced below 25% of the total amount of securities included in such offering, unless such offering is the Initial Offering of the Company’s securities, in which case the participating Holders may be entirely excluded if the managing underwriter makes the determination described above and no other stockholder’s securities are included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 days prior to the effective date of the registration statement.

Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, limited liability company or corporation, the partners, former partners, members, former members and stockholders of such Holder, or the estates and family members of any such partners, former partners, members, former members or stockholders and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder or any stockholder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4.

2.3 Form S-3 Registration. From and after the first anniversary of the Company’s Initial Offering, if any Holder or Holders of Registrable Securities requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement for a public offering of Registrable Securities, the Company shall use its best efforts to:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, but in no event later than 60 days following the request, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;

(iii) if within 30 days of receipt of a written request from any Holder or Holders pursuant to this Section 2.3, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within 90 days, other than pursuant to a Special Registration Statement; or

(iv) if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.3; provided, that such right to delay a request under this Section 2.3(b)(iv) shall be exercised by the Company not more than twice in any 12 month period.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 or any registration under Section 2.2 or Section 2.3 herein shall be borne by the Company. The Company shall not, however, be required to pay the Registration Expenses of any registration proceeding begun pursuant to Section 2.1 or 2.3, as applicable, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.1, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.1 to a demand registration. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders (or sellers) of the securities so registered pro rata on the basis of the number of shares so registered.

2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities pursuant to this Section 2, the Company shall use its best efforts to:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities, provided that before filing a registration statement or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the Holders of at least 51% of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel and shall use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to six months or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed six months thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. If so directed by the

Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act;

(b) provide notice in accordance with Section 5.8 hereof to each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 2.5(a) above;

(c) furnish to the Holders such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement, including each preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them that are included in such registration; provided, however, that any of such documents set forth in this Section 2.5(c) that are available on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) shall be deemed to be furnished to the Holders;

(d) register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except for those jurisdictions in which the Company is already qualified to do business or subject to consent to service of process and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement (and in the event such nonperforming Holder, after notice from the Company in a reasonably timely manner, does not perform its obligations, such Holder may be excluded from the registration);

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters;

(h) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(i) cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the FINRA;

(j) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration statement;

(k) permit any holder of Registrable Securities which holder, in its judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included; and

(l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable best efforts promptly to obtain the withdrawal of such order.

2.6 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect (a) five years after a Qualified IPO or (b) as to any Holder, at such time as to which all Registrable Securities held by such Holder can be sold without restriction under Rule 144.

2.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1, 2.2 or 2.3, that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1 or Section 2.3, whichever is applicable.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, management company, members, managers, officers and directors of each Holder, any underwriter (as defined in the Securities Act), and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (each, a “Company Indemnified Party” and collectively the “Company Indemnified Parties”), against any losses, claims, damages or liabilities (collectively, “Losses”) (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such Losses (or actions in respect of such Losses) arise out of or are based upon any of the following statements, omissions or violations (any of the following, a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and the Company will reimburse each such Company Indemnified Party for any legal or other expenses reasonably incurred by them (including reasonable attorneys’ fees) in connection with investigating or defending any such Loss; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such Loss to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by such Company Indemnified Party.

(b) By Holders. To the extent permitted by law, each Holder will, if Registrable Securities requested to be registered by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless, the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, management company, members, managers, directors or officers or any person who controls such other Holder (each, a “Holder Indemnified Party” and collectively, the “Holder Indemnified Parties”), against any Losses (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses (or actions in respect of such Losses) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder (or its authorized agent) for use in connection with such registration; and each such Holder will reimburse any legal or other expenses (including reasonable attorneys’ fees) reasonably incurred by such Holder Indemnified Parties in connection with investigating or defending any such Loss if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall the aggregate of any indemnity under this Section 2.8(b) and any contribution under Section 2.8(d) below exceed the proceeds from the offering giving rise to the Violation received by such Holder.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, that such failure is prejudicial to such indemnifying party’s ability to defend such action, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Loss referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person or entity not guilty of such fraudulent misrepresentation; further provided, that in no event shall the aggregate of any contribution by a Holder hereunder under this Section 2.8(d) and indemnity under Section 2.8(b) above exceed the proceeds from the offering giving rise to the Violation received by such Holder.

(e) The obligations and rights of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a full release from all liability in respect to such claim or litigation.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee acquiring at least 100,000 Shares of a Holder’s Registrable Securities (as adjusted for any stock splits, subdivisions, stock dividends, changes, combinations or the like); provided that (a) the Company must receive written notice prior to the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned, (b) the transferee or assignee of such rights must not be a person deemed by the Board, in its reasonable judgment, to be a competitor or potential competitor of the Company, and (c) such transferee or assignee must agree to be bound by the terms of this Agreement. Notwithstanding the limitation set forth in the foregoing sentence respecting the minimum number of shares which must be transferred, any Holder that (i) is a partnership, limited liability company or corporation may transfer such Holder’s registration rights to (A) entities affiliated directly or indirectly with such partnership or its manager, limited liability company or corporation, (B) any partner (or retired partner or incoming partner), member (or retired member) or stockholder of such partnership, limited liability company or corporation, (C) the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, (D) the estate of any such partner (or retired partner), member (or retired member) or stockholder and (E) any custodian or trustee for the benefit of any such partner (or retired partner), member (or retired member) or stockholder or the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, as the case may be or (ii) holds shares in its capacity as trustee, manager or custodian of a trust, may transfer such Holder’s registration rights pursuant to this Agreement to a replacement trustee, manager or custodian of the relevant trust.

2.10 Amendment of Registration Rights. Any provision of this Section 2 may be amended or modified, and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the prior written consent of the Company and the Holders of at least 51% of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.10 shall be binding upon each Holder and the Company and their respective successors and permitted assigns. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.11 Limitation on Subsequent Registration Rights. The Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

2.12 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such Holder (other than those included for sale in the registration) for a period specified by the Company and the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Initial Offering, or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto; provided that:

(i) such agreement shall apply only to the Company’s Initial Offering; and

(ii) all officers and directors of the Company and holders of at least 5% of the Company’s voting securities enter into and remain bound by similar agreements; and

(iii) unless waived by a majority of the members of the Board, any release by the Company or an underwriter of any party mentioned in clause (ii) above from the above restrictions shall have no effect unless each Holder of Registrable Securities is released from such restrictions to the same extent.

(b) Notwithstanding anything herein to the contrary, neither Fidelity nor any of its related funds (“Fidelity”) shall be subject to any amendment, modification or waiver to Section 2.12(a) without the prior written consent of Fidelity which would require Fidelity to be subject to the restrictions set forth in Section 2.12(a):

(i) in connection with any securities offerings other than the Initial Offering;

(ii) for a period of longer than 180 days following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Initial Offering; or

(iii) with respect to any transfers of any shares of the Company’s capital stock acquired by Fidelity in the Initial Offering or in open market transactions after the completion of the Initial Offering if and only if such transfers are not required to be reported on Form 4 in accordance with Section 16 of the Exchange Act.

This Section 2.12(b) may be not be waived, terminated or amended without Fidelity’s prior written consent.

2.13 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.12 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within 10 days after receipt of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.12 and this Section 2.13 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred 180 day period or such other period as provided in Section 2.12. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.12 and 2.13. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.12 and 2.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE PARTIES.

3.1 Basic Financial Information and Reporting; Visitation Rights.

(a) The Company will maintain accurate and true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) The Company will deliver to each Investor: (i) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such fiscal year and consolidated statements of income, stockholders’ equity and cash flows for such year, which year-end financial reports shall be prepared in accordance with generally accepted accounting principles and shall be audited by independent public accountants of nationally recognized standing selected by the Company and (ii) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited income statement for such quarter, statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter, prepared in accordance with generally accepted accounting principles (other than accompanying notes). In addition, the Company will deliver to each Investor that, together with its Affiliates, holds at least 1,000,000 shares of Preferred Stock (as adjusted for stock splits, stock dividends, reverse stock splits and the like): (A) as soon as practicable following submission to and approval by the Board, but in any event no later than 30 days prior to the beginning of each fiscal year of the Company, an operating budget and business plan (the “Plan”) respecting the next fiscal year and a summary of such Plan together with any update of the Plan as such update is prepared and (B) at such time as the Company delivers quarterly financial statements pursuant to clause (ii) above, a comparison of such quarterly financial statements against the Plan.

(c) Upon receiving reasonable advance notice from an Investor that, together with its Affiliates, holds at least 1,000,000 shares of Preferred Stock (as adjusted for stock splits, stock dividends, reverse stock splits and the like), the Company shall permit such Investor to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss its affairs, finances, and accounts with the Company’s officers and its independent public accountants, all at such reasonable times and as often as any such person may reasonably request for a valid business purpose; provided that the Company shall not be obligated to provide any information that it reasonably considers to be a trade secret or confidential information. Each Investor who represents to the Company that it is a “venture capital operating company” for purposes of Department of Labor Regulation Section 2510.3-101 shall in addition have the right to consult with and advise the officers of the Company as to the management of the Company.

3.2 Directors’ Liability and Indemnification. The Company’s Charter, as amended, and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use commercially reasonable efforts to at all times maintain indemnification agreements in form and substance approved by the Board with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.

3.3 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Sections 3.2) shall expire and terminate as to each Investor upon the earlier of (a) immediately prior to the closing of a Qualified IPO or (b) the closing of a Liquidation Event. In addition, each of such covenants shall terminate as to any Investor as of the date such Investor no longer holds any shares of the capital stock of the Company and, if applicable to an Investor, the provisions of Section 3.1 shall terminate with respect to such Investor upon the date on which all of such Investor’s shares of Preferred Stock are converted to Common Stock pursuant to the Charter.

3.4 Director and Observer Expenses. The Company shall reimburse all non-employee directors and a single observer identified by each of OrbiMed Advisors LLC, New Enterprise Associates 13, LP, TPG Biotechnology Partners III, L.P., and Aisling Capital III, LP for their actual and reasonable out-of-pocket travel and other expenses incurred in attending meetings of the Board and all committees of the Board, and other business expenses incurred at the request of the Company.

3.5 Stock Vesting. Unless otherwise approved by the Board, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) 25% of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) 75% of such stock shall vest monthly over the remaining three years.

3.6 Confidentiality of Records. Each Investor agrees to use, and to use commercially reasonable efforts to ensure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information (but in no event less than a reasonable degree of care) to keep confidential any information furnished to it by or on behalf of the Company that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (a) to any partner, member, manager, subsidiary, parent, advisor or affiliate of such Investor to the extent necessary for the evaluation of its investment in the

Company as long as such partner, member, manager, subsidiary, parent, advisor or affiliate is advised of, and agrees to be bound by, confidentiality provisions comparable to this Section 3.6 and (b) as required by law, rule, regulation or court or other governmental order. Company confidential information shall not include any information that (a) is in or enters the public domain through no fault of such Investor, (b) that is communicated to Investor free of any obligation of confidentiality, (c) is already in the possession of Investor at the time of disclosure by the Company and free of any other obligation of confidentiality, or (d) that is developed by such Investor independently of and without reference to any confidential information communicated by the Company. Notwithstanding any provision of this Agreement to the contrary, no Investor by reason of this Agreement shall have access to any trade secrets or classified information of the Company and the Company shall not be required to deliver or make available competitively sensitive information pursuant to Section 3.1 to any Investor whom the Company reasonably determines to be a competitor or an officer or employee of a competitor, nor shall the Company be obligated to disclose any information which the Board of the Company determines in good faith is attorney-client privileged and should not, therefore, be disclosed. The Company shall not be obligated to disclose details of contracts with, or work performed for, specific customers and other business partners where to do so would violate confidentiality obligations to those parties or would result in a conflict of interest. For purposes of this Section 3.6, the determination of whether (i) information constitutes a trade secret, classified information or competitively sensitive information, (ii) a person or entity constitutes a competitor, and (iii) whether a conflict of interest exists, shall be made by vote of a majority of the disinterested members of the Board.

SECTION 4. TRANSFER RESTRICTIONS AND LIMITATIONS.

4.1 Restrictions on Transfer.

(a) Each Investor and Common Holder agrees not to Transfer all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)(A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Investor or Common Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement containing a reasonably detailed description of the material terms of the proposed transfer, the name and address of the transferee, the purchase price and terms of payment, the date of the proposed transfer, and the number and description of the shares of Preferred Stock or Common Stock to be transferred, and (C) if reasonably requested by the Company, such Investor or Common Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

(b) Notwithstanding the provisions of Section 4.1(a) above, no such restriction shall apply to a Transfer by an Investor or Common Holder that is (A) a partnership Transferring to its partners or former partners in accordance with the corresponding partnership agreement or partnership interests, (B) a corporation Transferring to an Affiliate, (C) a limited liability company Transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual Common Holder Transferring to such Common Holder’s family member or trust for the benefit of such individual Common Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if such transferee were an original Investor or Common Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. A COPY OF SUCH FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A FOURTH AMENDED AND RESTATED VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SECURITIES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH FOURTH AMENDED AND RESTATED VOTING AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

(d) The Company shall be obligated to promptly reissue unlegended certificates at the request of any holder thereof if (i) the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company engaged by such Holder at such Holder’s expense) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, (ii) after the securities are sold pursuant to an effective registration statement, or (iii) as soon as such shares are qualified for resale under Rule 144.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

4.2 Subsequent Offerings.

(a) Subject to applicable securities laws, each Investor shall have a right of first offer to purchase such Investor’s pro rata share of all Equity Securities issued by the Company, other than with respect to Equity Securities that are Excluded Issuances. For purposes of this Section 4.2, each Investor’s pro rata share is equal to the Investor’s percentage of the outstanding shares of Common Stock, calculated on an as-if-converted, fully-diluted basis (for this purpose, including shares of Common Stock that were issued, or are issuable, upon conversion of outstanding Preferred Stock, but excluding any issued but unvested or unexercised rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock).

(b) lf the Company proposes to issue any Equity Securities (other than Excluded Issuances), it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have 15 days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

(c) If any Investor fails to so agree in writing within the 15 day period specified in 4.2(b) to purchase such Investor’s pro rata share of an offering of Equity Securities (each a “Nonpurchasing Investor”), then promptly after the expiration of such 15 day period, the Company shall notify in writing each Investor who has timely agreed to purchase its pro rata share of such offering of Equity Securities (each a “Purchasing Investor”) of the number of the Nonpurchasing Investors’ unpurchased pro rata share of such Equity Securities (the “Unpurchased Shares”). Each Purchasing Investor shall have the right to purchase such Purchasing Investor’s pro rata share (or any other share agreed to by each Purchasing Investor) of the Unpurchased Shares at any time within 10 days after receiving such notice by giving written notice to the Company. The Company shall have 90 days from the expiration of the periods set forth above to sell all or any Equity Securities that were not agreed to be purchased by the Investors, upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 4.2(b). If the Company has not sold such Equity Securities within such 90-day period, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

4.3 Termination. The rights established by this Section 4 shall not apply to, and shall terminate upon the earlier of (a) immediately prior to the closing of the Initial Offering or (b) the closing of a Liquidation Event. In addition, each of such covenants shall terminate as to any Investor as of the date such Investor no longer holds any shares of the capital stock of the Company and, if applicable to an Investor, the provisions of this Section 4 shall terminate with respect to such Investor upon the date on which such Investor’s shares of Preferred Stock are converted to Common Stock pursuant to the Charter.

4.4 Transfer of Rights of First Refusal. The rights of each Investor under this Section 4 may be transferred to the same parties, and subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.9.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to principles of conflict of laws.

5.2 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified (or provisions of this Agreement waived either generally or in a particular instance and either retrospectively or prospectively) only with the written consent of (a) the Company (with the approval of the Board) and (b) the holders of at least 51% of the votes attributable to the then outstanding shares of Series E Stock, Series D Stock, Series C Stock and Series B Stock, voting together as a single class on an as converted to Common Stock basis; provided, that the rights of each Investor set forth in Section 3.4 hereof may not be amended or waived without the prior written consent of the subject Investor. Any amendment effected in accordance with this Section 5.2 shall be binding upon each Investor, Common Holder and the Company party hereto and their respective successors and permitted assigns regardless of whether any such party has consented thereto.

(b) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.3 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties and the business agreement represented by such invalidated term, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives, and each permitted transferee of the Shares or Registrable Securities who shall be assigned rights under this Agreement in accordance with the requirements of this Agreement; provided, however, that prior to the receipt by the Company of adequate written notice of the Transfer of any Registrable Securities and/or Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect to the subject matter hereof, including, without limitation, the Existing Investor Rights Agreement.

5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile copies hereof may be executed as counterpart originals.

5.7 No Waiver. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Holder, Common Holder or Investor, as applicable, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Holder’s, Common Holder’s or Investor’s, as applicable, part of any breach, default or noncompliance under this Agreement or any waiver on such Holder’s, Common Holder’s or Investor’s, as applicable, part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise afforded to the Holders, Common Holders and Investors shall be cumulative and not alternative.

5.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if received during normal business hours of the recipient; if not, then on the next business day, (c) five days after deposit with the United States Post Office, by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by 10 days advance written notice to the other parties hereto.

5.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.10 Aggregation of Stock. All Shares or shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

ROKA BIOSCIENCE, INC.

By:	/s/ Paul Thomas
Name:	Paul Thomas
Title:	President and CEO

Address:	20 Independence Boulevard
4th Floor
Warren, New Jersey 07059

Signature Page to Fourth Amended and Restated Investor Rights Agreement

COMMON HOLDERS:

/s/ Paul Thomas
Paul Thomas

/s/ Steven Sobieski
Steven Sobieski

Signature Page to Fourth Amended and Restated Investor Rights Agreement

INVESTORS:

ORBIMED PRIVATE INVESTMENTS III, LP

BY:	ORBIMED CAPITAL GP III, LLC,
ITS GENERAL PARTNER

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

ORBIMED ASSOCIATES III, LP

BY:	ORBIMED ADVISORS, LLC,
ITS GENERAL PARTNER

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

Address:	767 Third Avenue, 30th Floor
Address:	New York, NY 10017
Fax:	212-739-6444
Email:

Signature Page to Fourth Amended and Restated Investor Rights Agreement

NEW ENTERPRISE ASSOCIATES 13, LIMITED PARTNERSHIP

BY:	NEA PARTNERS 13, LIMITED PARTNERSHIP,
ITS GENERAL PARTNER

BY:	NEA 13 GP, LTD,
ITS GENERAL PARTNER

By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Chief Legal Officer

NEA VENTURES 2009, LIMITED PARTNERSHIP

By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Vice President

Address:	1754 Greenspring Drive, Suite 600
Address:	Timonium, MD 21093
Fax:
Email:

TPG BIOTECHNOLOGY PARTNERS III, L.P.

BY:	TPG BIOTECHNOLOGY GENPAR III, L.P., ITS GENERAL PARTNER

BY:	TPG BIOTECHNOLOGY GENPAR III ADVISORS, LLC, ITS GENERAL PARTNER

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

Address:	345 California St., Suite 3300
Address:	San Francisco, CA 94104
Fax:
Email:

Signature Page to Fourth Amended and Restated Investor Rights Agreement

AISLING CAPITAL III, LP

/s/ Lloyd Appel
Name:	Lloyd Appel
Title:	CFO

Address:	888 Seventh Avenue, 30th Floor
New York, NY 10106
Attn:	Chief Financial Officer
Fax:	212 651 6379
Email:

With a required copy to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173-1922

Attn: Todd Finger

Fax: 212 547 5444

Signature Page to Fourth Amended and Restated Investor Rights Agreement

FIDELITY MT. VERNON STREET TRUST:

FIDELITY GROWTH COMPANY FUND

By:	/s/ Adrien Deberghes
Name:	Adrien Deberghes
Title:	Deputy Treasurer

Address:	Ball & Co
c/o Citibank N.A/Custody
IC&D Lock Box
P.O Box 7247-7057
Philadelphia, P.A 19170-7057
Account #: 206681

FIDELITY ADVISOR SERIES VII:

FIDELITY ADVISOR HEALTH CARE FUND

By:	/s/ Adrien Deberghes
Name:	Adrien Deberghes
Title:	Deputy Treasurer

Address:	M.Gardiner & Co
C/O JPMorgan Chase Bank, N.A
P.O. Box 35308
Newark, NJ 07101-8006

Signature Page to Fourth Amended and Restated Investor Rights Agreement

FIDELITY SELECT PORTFOLIOS:

MEDICAL EQUIPMENT AND SYSTEMS PORTFOLIO

By:	/s/ Adrien Deberghes
Name:	Adrien Deberghes
Title:	Deputy Treasurer

Address:	Brown Brothers Harriman & Co.
525 Washington Blvd
Jersey City NJ 07310
Attn: Michael Lerman 15th Floor
Corporate Actions

Signature Page to Fourth Amended and Restated Investor Rights Agreement

LEERINK SWANN HOLDINGS, LLC

By:	/s/ Jeffrey A. Leerink
Name:	Jeffrey A. Leerink
Title:	Chief Executive Officer

Address:	1 Federal Street, Boston, MA 02110
Attn:	Jeffrey A. Leerink

Copies to:	Timothy A. G. Gerhold, General Counsel
Leerink Swann LLC
1 Federal Street, Boston MA 02110

LEERINK SWANN CO-INVESTMENT FUND, LLC

By:	/s/ Jeffrey A. Leerink
Name:	Jeffrey A. Leerink
Title:	Manager

Address:	1 Federal Street, Boston, MA 02110
Attn:	Jeffrey A. Leerink

Copies to:	Timothy A. G. Gerhold, General Counsel
Leerink Swann LLC
1 Federal Street, Boston MA 02110

Signature Page to Fourth Amended and Restated Investor Rights Agreement

EXHIBIT A

LIST OF INVESTORS

Investors:	Series B Preferred Stock Held	Series C Preferred Stock Held	Series D Preferred Stock Held	Series E Preferred Stock Held
OrbiMed Private Investments III, LP	12,283,019	3,992,203	8,475,069	5,931,402
OrbiMed Associates III, LP	116,981	38,021	80,715	56,490
New Enterprise Associates 13, Limited Partnership	12,360,000	4,030,224	8,555,784	5,987,892
NEA Ventures 2009, Limited Partnership	40,000	—	—	—
TPG Biotechnology Partners III, L.P.	12,400,000	4,030,224	6,844,627	5,557,814
Aisling Capital III, LP	—	—	8,555,784	2,050,391
Gen-Probe Incorporated	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Capital Fund	—	—	—	7,841,600
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund	—	—	—	1,372,273
Fidelity Select Portfolios: Medical Equipment And Systems Portfolio	—	—	—	3,136,640
Leerink Swann Holdings, LLC	—	—	—	490,099
Leerink Swann Co-Investment Fund, LLC	—	—	—	490,099

EXHIBIT B

LIST OF COMMON HOLDERS

Holders	Common Stock Held
Paul Thomas	6,250,000
Steven Sobieski	1,283,325

EXHIBIT C

INSTRUMENT OF ACCESSION

Reference is made to that certain Fourth Amended and Restated Investor Rights Agreement dated as of November     , 2013, a copy of which is attached hereto (as amended and in effect from time to time, the “Investor Rights Agreement”), among Roka Bioscience, Inc., a Delaware corporation (the “Corporation”), and certain other parties thereto. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Investor Rights Agreement.

The undersigned,             , in order to become the owner or holder of shares (the “Acquired Shares”) of [Series B Stock] [Series C Stock] [Series D Stock] [Series E Stock] [Common] Stock hereby agrees that, from and after the date hereof, the undersigned has become [an “Investor”] [a “Common Holder”] under the Investor Rights Agreement and is entitled to all of the benefits under, and is subject to all of the obligations, restrictions and limitations of [an Investor] [a Common Holder] set forth in the Investor Rights Agreement. This Instrument of Accession shall take effect and shall become a part of the Investor Rights Agreement immediately upon execution.

Executed as of the date set forth below under the domestic substantive laws of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state.

Signature:

Name:

Address:

Date:

Accepted:

[ ]

By:

Name:

Title:

Date: